UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2005

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal    0-25165   14-1809721
         (State or Other Jurisdiction                   (Commission File No.)        (I.R.S. Employer
                of Incorporation)                               Identification No.)

302 Main Street, Catskill NY                                                      12414
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On August 1, 2005, Greene County Bancorp, Inc. issued a press release disclosing financial results for the quarter and fiscal year ended June 30, 2005 as compared to the earlier year periods.   A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits.

Exhibit No.   Description

                99.1    Press release dated August 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: August 2, 2005             By: /s/  J. Bruce Whittaker
      J. Bruce Whittaker
      President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Fiscal Year and Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) - July 29, 2005-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County, today reported net income for the quarter and fiscal year ended June 30, 2005. Net income for both years ended June 30, 2005 and 2004 amounted to $2.9 million, or $0.72 per basic and $0.70 per diluted share. Net income for the quarter ended June 30, 2005 amounted to $658,000 or $0.16 per basic and diluted share as compared to $738,000, or $0.18 per basic and diluted share for the quarter ended June 30, 2004, a decrease of $80,000, or 10.8%. Improvement in net interest income of $841,000 when comparing the twelve month periods and $190,000 when comparing the quarters ended June 30, 2005 and 2004 was offset primarily by higher salaries and employee benefits. Several new positions as well as annual salary increases, higher retirement and medical insurance costs caused the higher salary and employee benefits. The new positions created included an Operations Manager, Marketing Director, Staff Trainer and two additional IT staff.

Net interest income increased to $10.8 million for the year and $2.7 million for the quarter ended June 30, 2005 as compared to $10.0 million for the year and $2.5 million for the quarter ended June 30, 2004, improvements of $0.8 million and $0.2 million, or 8.0% when comparing both periods. Net interest spread increased 7 basis points to 3.91% as compared to 3.84% when comparing the years ended June 30, 2005 to 2004 and increased 7 basis points to 3.84% as compared to 3.77% when comparing the quarters ended June 30, 2005 and 2004. Net interest margin increased 6 basis points to 3.99% as compared to 3.93% when comparing the years ended June 30, 2005 and 2004 and increased 7 basis points to 3.92% as compared to 3.85% when comparing the quarters ended June 30, 2005 and 2004. This improvement was primarily due to the increase in average loan volume which grew $15.3 million to $155.2 million for the fiscal year ended June 30, 2005 as compared to $139.9 million for the fiscal year ended June 30, 2004. This improvement in volume was offset by a decline in average yield on such loans of 29 basis points to 6.48% for the fiscal year ended June 30, 2005 as compared to 6.77% for the fiscal year ended June 30, 2004. Average loan volume grew $13.6 million to $160.7 million for the quarter ended June 30, 2005 as compared to $147.1 million for the quarter ended June 30, 2004. The quarterly loan growth was also offset by a decline in average yield on such loans of 8 basis points to 6.48% for the quarter ended June 30, 2005 as compared to 6.56% for the quarter ended June 30, 2004.

The provision for loan losses for the year ended June 30, 2005 decreased to $71,000 as compared to $105,000 for the year ended June 30, 2004. Asset quality continued to be good with the ratio of nonperforming loans to total loans at 0.21% at June 30, 2005 and the allowance for loan loss to nonperforming loans at 354.8%. As a result of net charge-offs of $76,000 and the provision for loan losses, the balance of the allowance for loan loss remained consistent at $1.2 million at June 30, 2005 compared to June 30, 2004.

Noninterest income amounted to $2.7 million for both the fiscal years ended June 30, 2005 and 2004 as well as $0.7 million for both the quarters ended June 30, 2005 and 2004. Income on service charges and other operating income both remained consistent at $1.7 million and $1.0 million, respectively, for the fiscal years ended June 30, 2005 and 2004. Income from service charges and other operating income both remained consistent at $0.4 million and $0.3 million, respectively, for the quarters ended June 30, 2005 and 2004. Gains on the sale of real estate owned amounted to $19,500 for the year ended June 30, 2005 as compared to $1,500 for the year ended June 30, 2004. Gross gains on sale of securities amounted to $46,900 for the year ended June 30, 2004. There were no sales of securities during fiscal 2005. The decrease in gain on sale of securities was offset by growth in fees associated with debit cards, other E-commerce fees, as well as fees from services performed through Essex Corp’s “Investors Market Place”, an alternative investment resource.

Noninterest expense increased to $9.2 million from $8.5 million, an increase of $0.7 million or 8.2% when comparing the years ended June 30, 2005 and 2004. Noninterest expense increased to $2.4 million from $2.2 million, an increase of $0.2 million or 9.1% when comparing the quarters ended June 30, 2005 and 2004. Salaries and employee benefits increased $688,000 when comparing the fiscal years and $166,000 when comparing the quarters ended June 30, 2005 and 2004. A portion of the increase in salaries was due to the new positions discussed above. Retirement expense increased $99,000 and ESOP expense increased $17,000 between fiscal 2005 and 2004 also contributing to the overall increase in employee benefits. Occupancy expense increased $39,000 between fiscal years ended June 30, 2005 and 2004 due to increased utility costs as well as the rental of office space in Hudson, NY utilized as a loan origination office. It is expected that this expense will increase in the next few years due to the relocation of the Cairo branch, which was completed in June 2005, and Coxsackie branch as well as some modernization being done in the Catskill branch. Depreciation expense associated with additional computer equipment and furniture increased by $53,000 between fiscal year end 2005 and 2004. Service and data processing fees increased $60,000 primarily from charges associated with internet banking and processing of Visa transactions. Office supplies expense increased by $5,000 between fiscal year end 2005 and 2004. The level of miscellaneous other expense decreased by $80,000 between June 30, 2005 and 2004. Included in this decrease was a loss on a sale of a security of $39,750 during fiscal 2004 when no security losses were recorded during fiscal 2005. Expenses, primarily legal fees, associated with the start up of the commercial bank amounted to $44,500 during the year ended June 30, 2004 while no such expenses were incurred during the year ended June 30, 2005. The majority of other expenses including advertising, auditing fees, legal expenses, training costs and postage expense were relatively consistent with the prior year.

The effective tax rate remained relatively consistent at 29.97% for the year ended June 30, 2005, compared to 29.60% for the year ended June 30, 2004. There were no items which would significantly effect the tax rate between the given years.

Total assets of the Company were $294.7 million at June 30, 2005 as compared to $284.6 million at June 30, 2004, an increase of $10.1 million, or 3.5%. The most significant growth occurred in net loans which increased $15.4 million or 10.3% to $164.3 million at June 30, 2005 as compared to $148.9 million at June 30, 2004. Net loans represent 55.8% of the asset composition at June 30, 2005 as compared to 52.3% at prior fiscal year end. Deposit growth of $9.5 million, investment pay downs and maturities of $5.9 million and the reduction of cash of $1.5 million helped fund $15.4 million growth in net loans, net additions of premises and equipment of $2.5 million and a repayment of $2.5 million in borrowings during the fiscal year ended June 30, 2005.

Shareholders’ equity increased to $32.8 million at June 30, 2005 from $29.8 million at June 30, 2004, as net income of $2.9 million was partially offset by dividends paid of $783,000. Accumulated other comprehensive income increased $346,000 as a result of the mark-to-market of the available-for-sale investment portfolio, net of tax. Other changes in equity were the result of activities associated with the various stock based compensation plans of the Company including the 2000 Management Recognition Plan, 2000 Stock Option Plan and ESOP Plan.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its six branch offices located in Catskill, Cairo, Coxsackie, Greenville, Tannersville, and Westerlo and lending services from a loan origination office opened in January 2005 in the city of Hudson in Columbia County, New York. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	For the	For the	For the	For the
	Twelve Months	Twelve Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Interest income	$14,083,689	$13,336,223	$3,560,769	$3,320,328
Interest expense	3,257,754	3,351,079	856,450	806,497
Net interest income	10,825,935	9,985,144	2,704,319	2,513,831
Provision for loan loss	70,503	105,000	---	30,000
Noninterest income	2,694,821	2,731,940	692,515	696,976
Noninterest expense	9,239,639	8,474,063	2,427,010	2,227,425
Income before taxes	4,210,614	4,138,021	969,824	953,382
Tax provision	1,261,900	1,224,700	311,800	215,500
Net Income	$2,948,714	$2,913,321	$658,024	$737,882

Basic EPS	$0.72	$0.72	$0.16	$0.18
Weighted average shares outstanding	4,123,223	4,024,670	4,141,732	4,045,886

Diluted EPS	$0.70	$0.70	$0.16	$0.18
Weighted average diluted shares outstanding	4,216,203	4,134,614	4,228,633	4,146,958

Dividend [1]	$0.43	$0.38

	At and For the	At and For the	For the	For the
	Twelve Months	Twelve Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Selected Financial Ratios
Return on average assets	1.02%	1.08%	0.90%	1.06%
Return on average equity	9.39%	9.97%	8.19%	9.90%
Net interest rate spread	3.91%	3.84%	3.84%	3.77%
Net interest margin	3.99%	3.93%	3.92%	3.85%
Non-performing assets to total assets	0.12%	0.15%
Non-performing loans to total loans	0.21%	0.23%
Allowance for loan loss to non-performing loans	354.82%	364.26%
Allowance for loan loss to net loans	0.75%	0.83%
Shareholders’ equity to total assets	11.11%	10.48%
Book value per share	$8.03	$7.38
Dividend payout ratio adjusted for MHC Waiver[1]	26.56%	23.63%

All share and per share information has been restated to give effect to the 2-for-1 stock split which was effective on May 31, 2005.

1 Greene County Bancorp, MHC 53.5% owner of shares issued waives its right to receive dividends.

	As of June 30, 2005	As of June 30, 2004

Assets
Total cash and cash equivalents	$19,931,206	$21,417,738
Investment securities, at fair value	98,851,363	104,833,862
Federal Home Loan Bank stock, at cost	1,784,800	1,729,300

Gross loans receivable	165,690,699	150,463,812
Less: Allowance for loan losses	(1,235,999)	(1,241,091)
Less: Unearned origination fees and costs, net	(163,203)	(285,295)
Net loans receivable	164,291,497	148,937,426

Premises and equipment	7,795,631	5,335,287
Accrued interest receivable	1,572,830	1,553,272
Prepaid expenses and other assets	452,242	674,600
Other real estate owned	---	97,689
Total Assets	$294,679,569	$284,579,174

Liabilities and shareholders’ equity
Noninterest bearing deposits	$37,590,756	$35,644,563
Interest bearing deposits	215,646,532	208,073,613
Total deposits	253,237,288	243,718,176

FHLB borrowing	7,500,000	10,000,000
Accrued expenses and other liabilities	1,189,782	1,035,186
Total liabilities	261,927,070	254,753,362
Total shareholders’ equity	32,752,499	29,825,812
Total liabilities and shareholders’ equity	$294,679,569	$284,579,174
Common shares outstanding	4,129,906	4,108,406
Treasury stock, at cost	175,764	197,264

All share and per share information has been restated to give effect to the 2-for-1 stock split which was effective on May 31, 2005.

Contact: J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone: 518-943-2600